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                                                                     Exhibit 99

LEVI                               1155 Battery Street, San Francisco, CA 94111
STRAUSS
   & Co.
NEWS
                                               Investor Contact: Eileen VanEss
                                                                 (415) 501-2477
For Immediate Release                           Media Contact:   Linda Butler
                                                                 (415) 501-6070

   LEVI STRAUSS & CO. RECEIVES $1.05 BILLION SENIOR SECURED CREDIT FACILITY;
                      COMPLETES $500 MILLION BOND OFFERING

SAN FRANCISCO (February 1, 2001) - Levi Strauss & Co. today announced that it has closed on an agreement for a new $1.05 billion senior secured credit facility, which consists of a $700 million revolving credit facility and $350 million of term loans. The new facility replaces the company's existing bank facilities under more favorable terms, which includes lower borrowing costs and extends the date of maturity to August 31, 2003. LS&CO. negotiated the credit facility through Bank of America, N.A., Citicorp USA, Inc. and The Bank of Nova Scotia.

The company also recently completed its offering of approximately $500 million of 11 5/8% senior notes due 2008, which were sold in a private placement in accordance with Securities and Exchange Commission Rule 144A. Net proceeds from the offering were used to repay a portion of the outstanding debt under the company's then-existing bank credit facilities, and accordingly, the size of the new credit facility was reduced from the previously announced $1.5 billion to $1.05 billion. The notes, consisting of both U.S. Dollar and Euro notes, rank equally with all of the company's other unsecured senior indebtedness.

"The combination of these two transactions significantly improves our capital structure," said Bill Chiasson, Levi Strauss & Co. Chief Financial Officer. "Under our business turnaround plan, we will continue to deploy our strong cash flow toward further debt reduction. We believe this show of support from our financing partners and members of the investment community, together with the company's solid financial performance in fiscal 2000, underscores the progress we are making with our key turnaround strategies."

                                   -- more --
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LS&CO. Credit Facility/Add 1
February 1, 2001


Levi Strauss & Co. is one of the world's leading branded apparel companies, marketing its brands in more than 80 countries worldwide. The company designs and markets jeans and jeans-related pants, casual and dress pants, shirts, jackets and related accessories for men, women and children under the Levi's(R), Dockers(R) and Slates(R) brands.

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